Exhibit 4.45

Supplemental Agreement II to the Loan Agreement

This supplemental agreement to the loan agreement (hereinafter referred to as this “Supplemental Agreement”) is executed on July 10, 2017 by and between the Parties below in the People’s Republic of China (hereinafter referred to as “PRC”) in accordance with applicable PRC laws, regulations, and rules:

Borrower: iKang Healthcare Technology Group Co. Ltd. (hereinafter referred to as the “Borrower”)

Lender: AVIC Trust Co., Ltd. (hereinafter referred to as the “Lender”)

WHEREAS, the Borrower and the Lender (individually referred to as a “Party” and collectively as the “Parties”) executed a loan agreement (the “Original Loan Agreement”) on December 9, 2015 and the Supplemental Agreement to the Loan Agreement on January 17, 2017 in connection with the Borrower’s requesting for a loan from the Lender and debt-for-equity swap; and

WHEREAS, the Parties mutually agree to clarify, supplement, and amend the related arrangements of the Original Loan Agreement.

NOW, THEREFORE, the Parties, through full discussion and consultation, mutually agree as follows:

I.                                        The Borrower had repaid RMB one hundred million yuan to the Lender before January 20, 2017 (“Repayment Made in January 2017”) and the interest was calculated at the simple interest rate of 8% per annum;

II.                                   The Lender agrees that the loan amount of RMB two hundred million yuan of the original loan amount will be fully converted into the shares (“Repayment by Debt-for-equity Swap”) in iKang Healthcare Group Inc. (Cayman Island) upon privatization in accordance with the provisions of applicable laws. The Borrower shall repay the outstanding amount of the original loan amount deducting the Repayment Made in January 2017 and the Repayment by Debt-for-equity Swap, and the interest will be calculated at the simple interest rate of 10% per annum;

III.                              Where the Lender cannot exercise the right of debt-for-equity swap because of restrictions of laws and regulations (including but not limited to those on securities, foreign investments, foreign exchange administration, etc.) or because the buyer consortium refuses to accept the right of debt-for-equity swap, the Borrower shall repay the loan of RMB four hundred million yuan in full amount with interest at the simple interest rate of 10% upon completion of privatization;

IV.                               Both Parties further agree that the maturity date of the aforesaid loan of RMB four hundred million yuan will be extended to December 31, 2018. Where the privatization of iKang ceases, the Borrower shall repay the loan in full amount to the Lender on the maturity date of December 31, 2018 and the interest will be calculated at the simple interest rate of 8% per annum. The Borrower may repay the loan before maturity. If iKang Dental Business of Party B seeks separate financing before December 31, 2018, the Lender has the right to finance iKang Dental Business with RMB one hundred million yuan out of the original loan of RMB four hundred million yuan. The specific financing package is to be determined;

V.                                    The Borrower agrees to pay the Lender the interest at the simple interest rate of 8% per annum on the RMB two hundred million yuan that is not used for privatization of iKang Healthcare Group Inc. (Cayman Island) out of the outstanding loan of RMB four hundred million on December 20, 2017. If Yunfeng Capital (Shanghai Yunfeng Investment Management Co., Ltd.) announces its exit of the privatization of iKang Healthcare Group Inc. (Cayman Island) and the Borrower does not repay the principal of the loan before December 20, 2017, the Borrower shall pay the Lender the interest, at the simple interest rate of 8% per annum, on the RMB two hundred million yuan used for privatization of iKang Healthcare Group Inc. (Cayman Island) out of the outstanding loan of RMB four hundred million yuan on December 20, 2017;

VI.                               The other provisions of the Original Loan Agreement remain unchanged;

VII.                          This Supplemental Agreement will take effect upon the date of execution by the Parties.

Borrower: iKang Healthcare Technology Group Co., Ltd. (Seal)

Authorized Representative:	/s/ Lee Ligang Zhang

Lender: AVIC Trust Co., Ltd. (Seal)

Authorized Representative:	/s/ Yao Jiangtao